UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 5, 2018

Endocyte, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-35050	35-1969-140
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3000 Kent Avenue, Suite A1-100, West Lafayette, Indiana		47906
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	765-463-7175

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01      Entry into a Material Definitive Agreement.

On July 5, 2018, Endocyte, Inc. (the “Company”) entered into a Global Supply Agreement (the “Supply Agreement”) with ITG Isotope Technologies Garching GmbH (“ITG”).  The Supply Agreement supersedes the clinical supply agreement for the same product that the Company announced on February 26, 2018.  Under the Supply Agreement, ITG agrees to supply the Company with, and the Company agrees to purchase, 100% of the no-carrier-added lutetium-177 (“Product”) required for the Company’s phase 3 VISION trial, an international, prospective, open-label, multicenter, randomized phase 3 study of 177Lu-PSMA-617 in up to 750 patients with progressive prostate specific membrane antigen-positive metastatic castration-resistant prostate cancer.  The Company also agrees to purchase, and ITG agrees to supply, at least 50% , and up to 100% at the Company’s request, of the Company’s volume Product needs for 177Lu-PSMA-617 during the commercial phase, which begins upon the first commercial country launch of 177Lu-PSMA-617 following receipt of a full marketing authorization allowing sale of such product in that first country.

The Supply Agreement provides that the Company will make a  one-time, upfront payment of 5 million Euros to ITG within 30 days following the effective date of the Supply Agreement.  The Supply Agreement also sets forth various terms relating to the manufacture, ordering, supply and payment regarding the Product.

The initial term of the Supply Agreement continues until December 31, 2035, subject to earlier termination as described below.  After the initial term, the Supply Agreement will automatically be extended for successive periods of two years each unless either party terminates the Supply Agreement by giving prior written notice.  Either party may terminate the Supply Agreement for cause if the other party: (i) becomes insolvent or has a receiver or liquidator appointed or enters into a composition or bankruptcy with its creditors; (ii) materially breaches its material obligations under the Supply Agreement and fails to commence to cure such breach within a specified time following receiving notice of breach; (iii) fails to pay any insurance premium or any amount under the Supply Agreement when due and fails to cure such breach within  a specified time after becoming aware of such failure to pay; or (iv) fails to perform its obligations under the Supply Agreement by reason of Force Majeure for more than a specified time period.  In addition, the Supply Agreement contains other termination provisions that may apply if certain restrictive conditions are met.

The Supply Agreement also includes provisions relating to, among others, delivery, inspection procedures, warranties, quality management, compliance, forecasts, intellectual property rights, indemnification, and confidentiality.

The foregoing summary  of the Supply Agreement is qualified in its entirety by the full text of the Supply Agreement,  a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

ITEM 7.01      Regulation FD Disclosure.

On July 9, 2018, the Company issued a press release announcing the Supply Agreement.  A copy of the press release is attached hereto as Exhibit 99.1.

The information contained in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), as amended, or incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

ITEM 9.01      Financial Statements and Exhibits.

(d)           Exhibits:

Exhibit Index

Exhibit No.	Exhibit

10.1*	Global Supply Agreement, dated as of July 5, 2018, between Endocyte, Inc. and ITG Isotope Technologies Garching GmbH

99.1	Press release issued on July 9, 2018

*     Application has been made to the Securities and Exchange Commission to seek confidential treatment of certain provisions of this exhibit. Omitted material for which confidential treatment has been requested has been filed separately with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Endocyte, Inc.

July 11, 2018	By:	/s/ Beth A. Taylor
Name: Beth A. Taylor
Title: Vice President of Finance and Chief Accounting Officer